UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2011

PERFORMANCE TECHNOLOGIES, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	02-27460 (Commission File Number)	16-1158413 (IRS Employer Identification No.)

205 Indigo Creek Drive Rochester, New York		14626
(Address of principal executive offices)		(Zip Code)

(585) 256-0200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  - Entry into a Material Definitive Agreement

Performance Technologies, Inc. (the "Registrant”, “PT”) has entered into an asset sale agreement with GENBAND, dated as of January 11, 2011, to acquire GENBAND's Universal Signaling Platform (“USP”) and SP2000 signaling technology which GENBAND acquired in its May 2010 acquisition of Nortel's Carrier VoIP and Application Solutions (“CVAS”) business.  In connection with this transaction, PT acquired software, equipment, inventories, and intellectual property including a signaling-related patent, a license under GENBAND's signaling patent portfolio and an assignment in part of signaling technology conveyed to GENBAND under license from Nortel.  The total consideration for these assets is $5 million, of which $4 million was paid at closing and $1 million is due on the first anniversary of closing.

In addition to the acquisition of assets, PT has agreed to provide GENBAND with development, support and maintenance of signaling solutions as integral elements of GENBAND’s switching portfolio.  PT will also provide solutions for stand-alone signaling applications as well as integrated signaling capabilities for GENBAND’S C20 softswitch deployed on the GENBAND GENiUSTM platform.

Item 2.01 - Completion of Acquisition or Disposition of Assets

See the discussion of acquisition of assets under Item 1.01 above.

Exhibit 99.1

Press release dated January 12, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFORMANCE TECHNOLOGIES, INCORPORATED

January 13, 2011	By /s/ John M. Slusser
John M. Slusser
President and Chief Executive Officer

January 13, 2011	By /s/ Dorrance W. Lamb
Dorrance W. Lamb
Chief Financial Officer and Senior Vice President of Finance

Exhibit 99.1

GENBAND and PT Create Signaling Development Alliance

Rochester, NY – January 12, 2011 – PT (NASDAQ: PTIX), a leading global provider of advanced network communications solutions, and GENBAND, the market share leader in IP voice solutions, today announced a multi-faceted development agreement to further advance each company's signaling technology and solutions.

As part of the alliance, the two companies have entered into a long-term agreement under which PT will provide GENBAND with development, support and maintenance of signaling solutions as integral elements of GENBAND's premier switching portfolio. In addition, PT has acquired specific signaling assets from GENBAND that include the Universal Signaling Point (USP) and SP2000 products and related intellectual property rights.

“Both GENBAND and PT are leaders in IP-based technology, and we welcome them as a strategic partner,” said John Slusser, President and CEO of PT. “GENBAND’s purchase of Nortel’s switching assets has preserved many years of respected research and development, which included significant advancements in signaling. Now we blend that with over thirty years of PT’s innovation and expertise. This partnership positions both companies to offer the greatest possible signaling value and performance to our carrier customers.”

“GENBAND is continuously focused on the future and forward-looking technology,” said Charlie Vogt, Chief Executive Officer of GENBAND. “This agreement allows GENBAND to partner with a market-leading specialist for future signaling development, while strengthening our focus on core switching and networking competencies. We look forward to working with PT to bring to market the most efficient IP enabled signaling solutions for use across legacy and next generation networks.”

Under the agreement, PT will provide solutions for stand-alone signaling applications as well as integrated signaling capabilities for GENBAND’s market-leading C20™ softswitch deployed on the GENBAND GENiUS™ platform.

About PT (www.pt.com)

PT (NASDAQ: PTIX) is a global supplier of advanced network communications solutions to carrier, government, and OEM markets. PT's portfolio includes IP-centric network elements and applications designed for high availability, scalability, and long life cycle deployments. The company's entire line of offerings is anchored by IPnexus®, PT's own IP-native, highly integrated platforms and element management systems. OEMs and application developers, including PT itself, leverage the robust carrier grade Linux® development environment and rich suite of communications protocols (PT's NexusWare®) of IPnexus Application-Ready Systems as a cornerstone component of their end product value proposition. PT's SEGway™ Signaling Solutions provide low cost, high density signaling, advanced routing, IP migration, gateway capabilities, SIP bridge, and core-to-edge distributed intelligence. The company's Xpress™ NGN applications enable evolving Mobile 2.0, Multi-media, and IMS based revenue generating services. PT is headquartered in Rochester, NY and maintains sales and engineering offices around the world.

About GENBAND (www.genband.com)

GENBAND is a global leader of IP infrastructure and application solutions, enabling fixed, mobile and cable service providers around the world to evolve communications networks through IP innovation. The Company offers market-leading Switching, Applications, Networking and Service solutions, with products deployed in over 600 customer networks spanning more than 80 countries. GENBAND is headquartered in Frisco, Texas, and has operations in 50 countries. To learn more, visit us on the web at www.genband.com.

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Contact Info:

Patt Rice

Senior Vice President Sales and Marketing

PT

+1.585.784.7200

Patt.rice@pt.com

Kim Lee

GENBAND

+1.972.265.3766

kim.lee@genband.com